Exhibit 1.1

SUPPLEMENTAL AGREEMENT

relating to

ASSET PURCHASE AGREEMENT dated January 31, 2011

This SUPPLEMENTAL AGREEMENT (this “Supplemental Agreement”) is entered into as of March 4, 2011, by and among: CELESTIAL SEMICONDUCTOR, LTD., a Cayman Islands exempted company (the “Seller”), Cavium Networks, Inc., a Delaware corporation (“IP Purchaser”), and Cavium Networks Singapore Pte. Ltd., a company organized under the laws of Singapore (“Inventory Purchaser,” and with IP Purchaser, the “Purchasers” and each a “Purchaser”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A to the Asset Purchase Agreement

WHEREAS : -

(A)	The Seller, IP Purchaser, and Inventory Purchaser entered into an asset purchase agreement dated January 31, 2011 (“Asset Purchase Agreement”) relating to the sale and purchase of certain Assets (as defined in the Asset Purchase Agreement) by the Seller to the Purchasers.

(B)	The parties hereto have agreed to amend certain provisions of the Asset Purchase Agreement upon and subject to the terms and conditions set out hereinafter.

NOW IT IS HEREBY AGREED AS FOLLOWS :-

1.	The parties hereto agree to amend the Asset Purchase Agreement as follows:

1.1	Section 1.2(a) shall be amended to read in its entirety as follows:

1.2(a) In connection with the Closing, subject to any additional consideration payable pursuant to Section 1.2(b) below, as consideration for the sale of the Assets to the Purchasers, the Purchasers will pay up to US$56,040,049.35 less (A) the PRC Purchase Price, and (B) the Adjusted Closing Cash Balance, in cash and Purchaser Shares and assume certain liabilities as follows:”

1.2	Section 1.2(a) (i) shall be amended to read in its entirety as follows:

“1.2(a)(i) At the Closing, the Purchasers shall cause that number of shares of Purchaser Shares equal to US$35,000,000 divided by the Purchaser Average Stock Price, rounded down to the nearest whole share (the “Purchaser Shares”), to be issued to the Seller.”

1.3	Schedules 1.2(a)(i), 1.2(a)(ii)(4) and 1.2(a)(ii)(5), and all references to such schedules shall be deleted in their entirety.

1.4	The first paragraph of Section 1.2(a)(ii) and subsections (1)-(5) thereof shall be amended to read in their entirety as follows:

“1.2(a)(ii). The Purchasers shall pay an amount equal to US$21,040,049.35 (the “Closing Payment”), as follows (without duplication):

(1) At the Closing, the Purchasers shall deposit an amount equal to US$4,853,900.38 (the “Escrow Amount”) in an interest-bearing escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Seller, the IP Purchaser and US Bank, National Association (the “Escrow Agent”), in substantially the form of Exhibit C attached hereto (the “Escrow Agreement”).

(2) At or prior to the Closing, the Purchasers shall pay the amounts due to the Seller’s creditors as set forth on Schedule 1.2(a)(ii)(2) (the “Scheduled Creditor Payments”) each by wire transfer to account numbers provided to the Purchasers by the Seller prior to the Closing;

(3) At the Closing, the Purchasers shall pay the amounts due to the Seller’s creditors each by wire transfer to account numbers provided to the Purchasers by the Seller prior to the Closing as set forth on Schedule 1.2(a)(ii)(3) (the “Excess Transaction Fee Payments”);

(4) After the Closing, the Purchasers or their Affiliates shall pay employee retention bonuses to in an aggregate amount of US$800,000 (or its RMB equivalent) to certain Affected Employees as agreed upon between IP Purchaser and the Seller during the Pre-Closing Period (the “Closing Signing Bonuses”); and”

(5) At the Closing, the Purchasers shall pay to the Seller an amount equal to US$21,000,000, less each of (A) the PRC Purchase Price, (B) the Adjusted Closing Cash Balance, (C) the sum of the amounts set forth in Sections 1.2(a)(ii)(1), (2) and (4), and (D) the total amount set forth on Schedule 1.2(a)(ii)(3) (the “Net Closing Payment”) by wire transfer to an account number provided to the Purchasers by the Seller prior to the Closing; and”

1.5	The first paragraph of Section 1.2(b) shall be amended to read in its entirety as follows:

“(b)	Earnout. In addition to the consideration described in Section 1.2(a) above, in the event that there is Qualifying Earnout Revenue, then the Purchasers shall pay to the Seller and the Affected Employees additional cash consideration in an aggregate amount equal to the lesser of (1) US$10,000,000 or (2) the product of US$0.667 multiplied by the Qualifying Earnout Revenue (as adjusted pursuant to this Section 1.2(b), the “Earnout Payment”), less any applicable withholding taxes to the Seller, as set forth herein, within thirty (30) days of the Determination Date (as defined below), with (A) an amount equal to thirty percent (30%) of the Earnout Payment to be paid by the Purchasers (or their Affiliates) to the Affected Employees as determined in accordance with the Affected Employee Earnout Allocation delivered by the Seller pursuant to Section 1.2(b)(v) (the “Affected Employee Earnout Payment”), less any applicable withholding taxes to the Affected Employees, and (B) an amount equal to seventy percent (70%) of the Earnout Payment, less any applicable withholding taxes to the Seller; provided, that:”

1.6	A new Section 1.2(b)(vi) shall be added to the Asset Purchase Agreement and shall read in its entirety as follows:

“(b)(vi) In the event that the IP Purchaser determines in its reasonable discretion that it is required to withhold any applicable withholding taxes with respect to the payment of the Earnout Payment to the Seller, then (i) IP Purchaser shall so notify the Seller at the time of the delivery of the Earnout Statement, and (ii) the Seller may, in its discretion, direct the IP Purchaser to make such Earnout Payment directly to the Seller’s shareholders on a pro-rata basis based on their equity interest in the Seller (less any applicable withholding taxes to the relevant shareholder of the Seller). The respective percentage allocations of the Earnout Payment as between the shareholders of the Seller shall be provided to the IP Purchaser in writing by the Seller and shall be accompanied by a certified copy of the Seller’s register of members.”

1.7	Section 1.5(b)(ii) shall be amended to read in its entirety as follows:

“(ii)	Within one (1) Business Day following the Closing, the Purchasers shall provide Seller with confirmation of book-entry issuances by IP Purchaser’s transfer agent for the Purchaser Shares to the Seller.”

1.8	A new Section 1.7 shall be added to the Asset Purchase Agreement and shall read in its entirety as follows:

“1.7 Issuance of Purchaser Shares. The Parties acknowledge that IP Purchaser will issue the Purchaser Shares to the Seller in reliance on the Seller’s representations and warranties set forth in the Shareholders Agreement and that the Purchaser Shares shall be subject to the restrictions on transfer as set forth in the Shareholders Agreement. Other than transfers pursuant to the Shelf Registration Statement (as defined in the Shareholders Agreement), the Seller further covenants and agrees that it shall not transfer (by way of dividend, transfer, assignment, liquidating disposition or otherwise) the Purchaser Shares received by the Seller pursuant to Section 1.2(a)(i) to any Person other than the shareholders of the Seller listed on Schedule 1.7 in connection with and conditional upon such shareholders executing and becoming parties to the Shareholders Agreement as provided therein.”

1.9	Section 4.13 shall be deleted in its entirety.

1.10	Section 6.5(h) shall be amended to read in its entirety as follows:

“the Shareholders Agreement, in the form of Exhibit L (the “Shareholders Agreement”), executed by the Seller;”

1.11	A new Section 5.8 shall be added to the Asset Purchase Agreement and shall read in its entirety as follows:

“Section 5.8. The Seller shall take all necessary action in compliance with applicable law to cause Celestial China to transfer all of its rights to collect from its customers (and to retain) all fees and other amounts payable, or that may become payable, to Celestial China, under the Assumed Contracts Celestial China is assigning pursuant to this Agreement and the Assumption Agreement, to the Purchasers’ Party assuming such Assumed Contracts.

1.12	A new Section 6.5(w) shall be added to the Asset Purchase Agreement and shall read in its entirety as follows:

“the agreement between Celestial China and Tianjin University, in the form of EXHIBIT I, executed by the parties thereto.”

1.13	Section 9.2(x) shall be amended to read in its entirety as follows:

“any Liability resulting from unused vacation or other leave accrued by any employee of Seller or any Subsidiary prior to the Closing Date and any PRC Liability;”

1.14	A new Section 10.3(d) shall be added to the Asset Purchase Agreement and shall read in its entirety as follows:

“(d) In the event that, as of the Closing Date, consents or waivers to the assignment of certain of the Assumed Contracts have not been obtained as of the Closing Date (the “Outstanding Assumed Contracts”), such Outstanding Assumed Contracts and the rights with respect thereto shall constitute “Nonassignable Assets” for purposes of this Section 10.3. Upon receipt of the relevant consent to assignment with respect to any Outstanding Assumed Contract, the Purchasers and Seller shall amend the Assignment and Assumption Agreement and the schedules thereto to include such Outstanding Assumed Contract with retroactive effect to the Closing.”

1.15	The parties acknowledge and agree that each of the Assumed Contracts listed on Exhibit E that are not assigned to the Purchasers at the Closing pursuant to the Assignment and Assumption Agreement shall be deemed Outstanding Assumed Contracts for purposes of Section 10.3(d) of the Asset Purchase Agreement.

1.16	Section 10.6 shall be amended to replace the existing Seller notice information as set forth below:

“if to the Seller:

Celestial Semiconductor, Ltd.

Attn: Board of Directors

Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

with a copy to (which shall not constitute notice):

DLA Piper, Beijing Representative Office

Attention: Steven Liu

20th Floor, South Tower, Beijing Kerry Center

1 Guanghua Road, Chaoyang District

Beijing 1000020, China

Facsimile: +86 10 6561 5158”

1.17	The definition of “Closing Cash Balance” in Exhibit A of the Asset Purchase Agreement shall be deleted in its entirety.

1.18	The definition of “PRC Purchase Price” in Exhibit A of the Asset Purchase Agreement shall be amended to read in its entirety as follows:

“PRC Purchase Price. PRC Purchase Price” shall mean $327,245.05.”

1.19	The definition of “Purchaser Average Stock Price” in Exhibit A of the Asset Purchase Agreement shall be amended to read in its entirety as follows:

“Purchaser Average Stock Price. “Purchaser Average Stock Price” shall mean the average of the closing price of each Purchaser Share as reported on the Nasdaq Global Market (or any successor thereto) for the fifteen (15) trading days ending five (5) trading days prior to March 1, 2011.”

1.20	The following definitions shall be added to Exhibit A of the Asset Purchase Agreement:

“Adjusted Closing Cash Balance. “Adjusted Closing Cash Balance” shall be deemed to be equal to -US$87,833.32.

1.21	The parties acknowledge that during the Pre-Closing Period, the Seller entered into that certain Termination and Supplementary Agreement dated February 27, 2011 with Infotech Ventures Co., Ltd. , a limited liability company incorporated under the laws of China, a copy of which the Seller has delivered to IP Purchaser (the “Termination Agreement”). The parties hereby agree that the Disclosure Schedule shall be deemed updated for the purposes of determining the accuracy of the Seller’s representations and warranties set forth in Sections 2.5(k) and 2.5(l) of the Asset Purchase Agreement as of the Closing to reference the Termination Agreement.

1.22	Each of the following exhibits and schedules to the Asset Purchase Agreement shall be deleted in their entirety and substituted by the exhibits and schedules as attached hereto:

Exhibit B-1	Assets to be Acquired by Inventory Purchaser
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Assumed Contracts
Exhibit I	Agreement between Tianjin University and Celestial China
Exhibit L	Shareholders Agreement
Exhibit N	Trademark License
Exhibit O	Patent License
Exhibit S	Celestial China Asset Purchase Agreement

Schedule 1.2(a)(ii)(2)	Scheduled Creditors Fees Payments
Schedule 1.2(a)(ii)(3)	Excess Transaction Fees Payments
Schedule 1.2(a)(iii)(1)	Inventory Purchases - Assumed Accounts Payable
Schedule 6.5(l)	Agreements between IP Purchaser (or an affiliate thereof) and each of the Seller’s and Celestial China’s customers and vendors
Schedule 6.5(m)	Agreements between the Seller or Celestial China and each of the Seller’s or Celestial China distributors

In the event any of the schedules or exhibits aforesaid also forms part of the schedules, exhibits or annexures to the Asset Purchase Agreement which has not otherwise been expressly set forth above as substituted, such schedules, exhibits or annexures shall be deemed to be substituted.

2.	The amendments contained in this Supplemental Agreement shall take effect from March 4, 2011. Save as expressly amended pursuant to this Supplemental Agreement, all terms and conditions of the Asset Purchase Agreement shall remain unchanged and shall continue in full force and effect.

3.	The following provisions in the Asset Purchase Agreement, namely, “Notice” (Section 10.6) (except as set forth herein), “Counterparts” (Section 10.9) and “Governing Law; Venue” (Section 10.10) shall apply, mutatis mutandis, to this Supplemental Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties to this Supplemental Agreement have caused this Supplemental Agreement to be executed and delivered as of the date first written above.

SELLER:

CELESTIAL SEMICONDUCTOR, LTD.
a Cayman Islands company

By:	/S/ DANIEL FU
	Name:	Daniel Fu
	Title:	Chief Executive Officer

PURCHASERS:

CAVIUM NETWORKS, INC.
a Delaware corporation

By:	/S/ ARTHUR CHADWICK
	Name:	Arthur Chadwick
	Title:	Chief Financial Officer

CAVIUM NETWORKS SINGAPORE PTE. LTD., a Singapore company

By:	/S/ SUZANNE SEANDEL
	Name:	Suzanne Seandel
	Title:	Director

List of Omitted Exhibits and Schedules

to that certain

Supplemental Agreement dated as of March 4, 2011 relating to Asset Purchase

Agreement dated as of January 31, 2011

by and between

Cavium Networks, Inc.,

Cavium Networks Singapore Pte. Ltd. and

Celestial Semiconductor, Ltd.

Pursuant to Item 601(b)(2) of Regulation S-K, Cavium Networks, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or appendix identified below to the Securities and Exchange Commission upon request.

OMITTED EXHIBITS

Exhibit B-1	Assets to be Acquired by Inventory Purchaser
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Assumed Contracts
Exhibit I	Agreement between Tianjin University and Celestial China
Exhibit N	Trademark License
Exhibit O	Patent License
Exhibit S	Celestial China Asset Purchase Agreement

OMITTED SCHEDULES

Schedule 1.2(a)(ii)(2)	Scheduled Creditors Fees Payments
Schedule 1.2(a)(ii)(3)	Excess Transaction Fees Payments
Schedule 1.2(a)(iii)(1)	Inventory Purchases - Assumed Accounts Payable
Schedule 6.5(l)	Agreements between IP Purchaser (or an affiliate thereof) and each of the Seller’s and Celestial China’s customers and vendors
Schedule 6.5(m)	Agreements between the Seller or Celestial China and each of the Seller’s or Celestial China distributors

EXHIBIT L

SHAREHOLDERS AGREEMENT